Exhibit 99.1
First Western Reports Second Quarter 2026 Financial Results
Second Quarter 2026 Summary
•Net income available to common shareholders of $5.7 million, or $0.57 per diluted shares, in Q2 2026
•Net interest income increased $0.9 million, or 4.3%, from $20.9 million in Q1 2026 to $21.8 million in Q2 2026
•Net interest margin increased 9 basis points from 2.81% in Q1 2026 to 2.90% in Q2 2026
•Average noninterest-bearing deposits increased $17.8 million, or 5.1%, from $347.5 million in Q1 2026 to $365.3 million in Q2 2026

Denver, Colo., July 23, 2026 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2026.
Net income available to common shareholders was $5.7 million, or $0.57 per diluted share, for the second quarter of 2026. This compares to net income of $6.2 million, or $0.63 per diluted share, for the first quarter of 2026, and net income of $2.5 million, or $0.26 per diluted share, for the second quarter of 2025.
Scott C. Wylie, CEO of First Western, commented, “Our second quarter performance reflected continued execution across the franchise, highlighted by growth in net interest income, expansion in our net interest margin, disciplined expense management, stable asset quality, and positive noninterest-bearing deposit trends. Healthy economic activity across our markets continues to support high quality loan demand, while our focus on relationship-based banking is helping us steadily expand our deposit base. Coupled with careful balance sheet management, these efforts contributed to further growth in both book value and tangible book value per share during the quarter.

“Supported by strong loan and deposit pipelines and favorable trends across our business, we are well positioned to build on our momentum and continue delivering attractive financial performance and long-term value for our shareholders throughout 2026,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2026	2026	2025
Earnings Summary
Net interest income	$21,764	$20,883	$17,884
(Release of) provision for credit losses	(469)	(728)	1,773
Total non-interest income	6,385	6,656	6,305
Total non-interest expense	21,217	20,164	19,099
Income before income taxes	7,401	8,103	3,317
Income tax expense	1,672	1,895	814
Net income available to common shareholders	5,729	6,208	2,503
Basic earnings per common share	0.59	0.64	0.26
Diluted earnings per common share	0.57	0.63	0.26

Return on average assets (annualized)	0.73%	0.79%	0.36%
Return on average shareholders' equity (annualized)	8.28	9.32	3.90
Return on tangible common equity (annualized)(1)	9.19	10.26	4.40
Net interest margin	2.90	2.81	2.67
Efficiency ratio(1)	74.03	73.11	78.83
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Second Quarter 2026
Revenue
Total income before non-interest expense was $28.6 million for the second quarter of 2026, an increase of 1.1% from $28.3 million for the first quarter of 2026. Gross revenue(1) was $28.1 million for the second quarter of 2026, an increase of 1.8% from $27.6 million for the first quarter of 2026. Relative to the first quarter of 2026, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income, partially offset by a decrease in Non-interest income. Relative to the second quarter of 2025, Total income before non-interest expense increased 27.7% from $22.4 million and Gross revenue increased 16.1% from $24.2 million. Relative to the second quarter of 2025, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income and a decrease in Provision for credit losses.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the second quarter of 2026 increased 9 basis points to 2.90% from 2.81% reported in the first quarter of 2026, primarily due to a decrease in cost of funds and an improved mix shift in average interest-earning assets. The yield on interest-earning assets increased 4 basis points to 5.58% from 5.54% reported in the first quarter of 2026, while the cost of funds decreased 4 basis points to 2.86% from 2.90% reported in the first quarter of 2026. The increase in yield on interest-earning assets was primarily driven by an improved mix shift in average interest-earning assets as a result of increases in average debt security and loan balances in the quarter, and an increase in loan yields. The decrease in cost of funds was primarily driven by an improved mix shift in average deposits as a result of an increase in average noninterest-bearing deposits, and lower rates on time deposit accounts.
Relative to the second quarter of 2025, net interest margin increased 23 basis points from 2.67%, primarily due to a 26 basis point decrease in cost of funds, partially offset by a 2 basis point decrease in yield on interest-earning assets.

Net Interest Income
Net interest income for the second quarter of 2026 was $21.8 million, an increase of 4.3% from $20.9 million for the first quarter of 2026. The increase quarter-over-quarter was primarily driven by a 9 basis point increase in net interest margin and an increase in day count. Relative to the second quarter of 2025, Net interest income increased 21.8% from $17.9 million. The increase compared to the second quarter of 2025 was primarily driven by an increase in average interest-earning assets and a 23 basis point increase in net interest margin.
Non-interest Income
Non-interest income for the second quarter of 2026 was $6.4 million, a decrease of 4.5% from $6.7 million in the first quarter of 2026. The decrease was primarily driven by decreases in Net gain on mortgage loans and Risk management and insurance fees, partially offset by an increase in Bank fees. The decrease in Net gain on mortgage loans was driven by lower origination volume, while the decrease in Risk management and insurance fees was primarily driven by smaller case size. The increase in Bank fees was driven by increases in prepayment penalty and swap fees.
Relative to the second quarter of 2025, Non-interest income increased $0.1 million, primarily driven by increases in Trust and investment management fees and Bank fees, offset by a decrease in Net gain on mortgage loans. The increase in Trust and investment management fees was primarily driven by increases in fee income from Investment Agency and Managed Trust accounts. The increase in Bank fees was driven by increases in prepayment penalty and swap fees. The decrease in Net gain on mortgage loans was primarily driven by lower margins.
Non-interest Expense
Non-interest expense for the second quarter of 2026 was $21.2 million, an increase of 5.0% from $20.2 million in the first quarter of 2026. The increase was primarily driven by increases in Technology and information systems, Data processing, and Marketing. The increase in Technology and information systems was primarily attributable to a $0.4 million nonrecurring charge related to the write-off of certain previously capitalized technology assets.
Relative to the second quarter of 2025, Non-interest expense increased 11.0% from $19.1 million, primarily driven by an increase in Salaries and employee benefits due to an increase in headcount and bonus accruals.
The Company’s efficiency ratio(1) was 74.0% in the second quarter of 2026, compared to 73.1% in the first quarter of 2026 and 78.8% in the second quarter of 2025.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.7 million for the second quarter of 2026, compared to $1.9 million for the first quarter of 2026, and $0.8 million for the second quarter of 2025.
Loans
Total loans held for investment were $2.72 billion as of June 30, 2026, an increase of $23.1 million, or 0.9%, from $2.69 billion as of March 31, 2026. Changes in the quarter included growth in the 1-4 family residential and Cash, securities, and other portfolios. Relative to the second quarter of 2025, total loans held for investment increased 6.8% from $2.54 billion as of June 30, 2025, primarily driven by growth in Non-owner occupied commercial real estate, 1-4 family residential, Owner occupied commercial real estate, and Cash, securities, and other portfolios, partially offset by a decrease in the Construction and development portfolio.

Deposits
Total deposits were $2.85 billion as of June 30, 2026, an increase of 0.4%, from $2.84 billion as of March 31, 2026. The increase was primarily driven by an increase in money market deposit accounts, partially offset by a decrease in time deposit accounts. Relative to the second quarter of 2025, Total deposits increased 12.6% from $2.53 billion as of June 30, 2025, primarily driven by increases in money market deposit accounts and Noninterest-bearing accounts, partially offset by a decrease in time deposit accounts.
Borrowings
Federal Home Loan Bank (“FHLB”) borrowings were $36.4 million as of June 30, 2026, a decrease of $13.6 million from $50.0 million as of March 31, 2026. The decrease when compared to March 31, 2026 was primarily driven by the pay down of FHLB borrowings. Relative to the second quarter of 2025, borrowings decreased $127.0 million from $163.4 million as of June 30, 2025 driven by the pay down of FHLB borrowings.
Subordinated notes were $44.8 million as of June 30, 2026 and March 31, 2026. Subordinated notes increased $0.1 million from $44.7 million as of June 30, 2025.
Assets Under Management
Assets Under Management (“AUM”) was $7.28 billion as of June 30, 2026, an increase of $41 million, or 0.6%, from $7.23 billion as of March 31, 2026. The increase in AUM during the quarter was primarily attributable to improving market conditions. Compared to June 30, 2025, total AUM decreased 2.9% from $7.50 billion primarily attributable to net withdrawals in fixed-fee accounts.
Credit Quality
Non-performing assets totaled $16.3 million, or 0.50%, of Total assets as of June 30, 2026 and March 31, 2026. As of June 30, 2025, non-performing assets totaled $18.8 million, or 0.62%, of Total assets. Relative to the second quarter of 2025, the decrease in non-performing assets was primarily driven by the sale of an OREO property in the first quarter of 2026, pay downs, and a charge-off, partially offset by additions to non-accrual loans.
Non-accrual loans totaled $16.3 million as of June 30, 2026 and March 31, 2026. As of June 30, 2025, non-accrual loans totaled $14.4 million. Relative to the second quarter of 2025, the increase was primarily driven by additions to non-accrual loans, partially offset by pay downs and a charge-off.
During the second quarter of 2026, the Company recorded a provision release of $0.5 million, compared to a provision release of $0.7 million in the first quarter of 2026, and provision of $1.8 million in the second quarter of 2025. The release of $0.5 million in the second quarter of 2026 was primarily driven by decreased reserves on individually analyzed loans and a decrease in general reserves due to improved economic forecasts. As of June 30, 2026 and March 31, 2026, the Allowance for credit losses as a percentage of Total loans was 75 basis points and 77 basis points, respectively.

Capital
As of June 30, 2026, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of June 30, 2026, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2026
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.93%
CET1 to risk-weighted assets	9.93
Total capital to risk-weighted assets	12.47
Tier 1 capital to average assets	8.06

Bank Capital
Tier 1 capital to risk-weighted assets	11.37%
CET1 to risk-weighted assets	11.37
Total capital to risk-weighted assets	12.20
Tier 1 capital to average assets	9.22
Book value per common share increased 2.2% from $28.10 as of March 31, 2026 to $28.73 as of June 30, 2026. Book value per common share increased 7.8% from $26.64 as of June 30, 2025.
Tangible book value per common share(1) increased 2.7% from $24.87 as of March 31, 2026 to $25.53 as of June 30, 2026. Tangible book value per common share increased 9.1% from $23.39 as of June 30, 2025.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 24, 2026. Telephone access: https://register-conf.media-server.com/register/BI620e7cc229a04eecacb0dc725f48f6cf

A slide presentation relating to the second quarter 2026 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and Net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2026 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Lisa Fortuna
310-622-8251
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2026	2026	2025
Interest and dividend income:
Loans, including fees	$38,967	$38,125	$35,065
Loans accounted for under the fair value option	23	39	85
Investment securities	1,845	1,464	819
Interest-bearing deposits in other financial institutions	876	1,341	1,376
Dividends, restricted stock	142	136	155
Total interest and dividend income	41,853	41,105	37,500

Interest expense:
Deposits	18,980	19,017	18,208
Other borrowed funds	1,109	1,205	1,408
Total interest expense	20,089	20,222	19,616
Net interest income	21,764	20,883	17,884
Less: (Release of) provision for credit losses	(469)	(728)	1,773
Net interest income, after provision for credit losses	22,233	21,611	16,111

Non-interest income:
Trust and investment management fees	4,742	4,751	4,512
Net gain on mortgage loans	906	1,458	1,187
Bank fees	429	305	293
Risk management and insurance fees	112	249	47
Income on company-owned life insurance	119	116	112
Net gain (loss) on loans accounted for under the fair value option	10	(39)	26
Net loss on other real estate owned	—	(7)	—
Unrealized (loss) gain recognized on equity securities	(2)	(4)	3
Other	69	(173)	125
Total non-interest income	6,385	6,656	6,305
Total income before non-interest expense	28,618	28,267	22,416

Non-interest expense:
Salaries and employee benefits	13,034	12,935	11,019
Occupancy and equipment	1,983	1,903	2,246
Professional services	1,490	1,596	1,855
Technology and information systems	1,478	999	1,008
Data processing	1,359	1,186	1,166
Marketing	358	193	267
Amortization of other intangible assets	48	48	52
Other	1,467	1,304	1,486
Total non-interest expense	21,217	20,164	19,099
Income before income taxes	7,401	8,103	3,317
Income tax expense	1,672	1,895	814
Net income available to common shareholders	$5,729	$6,208	$2,503
Earnings per common share:
Basic	$0.59	$0.64	$0.26
Diluted	0.57	0.63	0.26

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands)	2026	2026	2025
Assets
Cash and cash equivalents:
Cash and due from banks	$14,310	$10,907	$12,353
Interest-bearing deposits in other financial institutions	160,576	253,144	221,861
Total cash and cash equivalents	174,886	264,051	234,214

Available-for-sale debt securities, at fair value (amortized cost of $89,745, $41,937, and $0, respectively)	89,615	41,939	—
Held-to-maturity debt securities (fair value of $112,617, $90,775 and $93,979, respectively), net of allowance for credit losses of $151, $83, and $71, respectively	116,766	95,030	99,825
Correspondent bank stock, at cost	5,695	6,424	11,254
Mortgage loans held for sale, at fair value	24,675	28,426	24,151
Loans (includes $1,758, $2,468, and $5,099 measured at fair value, respectively)	2,711,803	2,690,115	2,540,096
Allowance for credit losses	(20,297)	(20,801)	(18,994)
Loans, net	2,691,506	2,669,314	2,521,102
Premises and equipment, net	25,641	25,704	24,488
Accrued interest receivable	11,338	11,582	10,783
Accounts receivable	4,781	5,461	4,435
Other receivables	171	1,318	4,915
Other real estate owned, net	—	—	4,385
Goodwill and other intangible assets, net	31,325	31,373	31,524
Deferred tax assets, net	2,679	3,073	2,809
Company-owned life insurance	17,651	17,532	17,184
Other assets	41,277	39,490	35,728
Total assets	$3,238,006	$3,240,717	$3,026,797

Liabilities
Deposits:
Noninterest-bearing	$381,826	$380,072	$361,656
Interest-bearing	2,464,138	2,461,543	2,167,473
Total deposits	2,845,964	2,841,615	2,529,129
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	36,431	50,006	163,416
Subordinated notes	44,849	44,810	44,673
Accrued interest payable	1,243	1,593	1,406
Other liabilities	28,926	29,328	29,326
Total liabilities	2,957,413	2,967,352	2,767,950

Shareholders’ Equity
Total shareholders’ equity	280,593	273,365	258,847
Total liabilities and shareholders’ equity	$3,238,006	$3,240,717	$3,026,797

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands)	2026	2026	2025
Loan Portfolio
Cash, securities, and other	$182,017	$164,119	$161,725
Consumer and other	19,236	20,036	15,778
Construction and development	196,954	195,230	255,870
1-4 family residential	1,089,697	1,069,542	1,012,662
Non-owner occupied CRE	768,528	780,279	655,954
Owner occupied CRE	222,514	212,177	196,692
Commercial and industrial	235,148	248,875	239,278
Total	2,714,094	2,690,258	2,537,959
Loans accounted for under the fair value option	1,774	2,492	5,235
Total loans held for investment	2,715,868	2,692,750	2,543,194
Deferred fees, unamortized premiums, basis adjustments, net(1)(2)	(4,065)	(2,635)	(3,098)
Loans (includes $1,758, $2,468, and $5,099 measured at fair value, respectively)	$2,711,803	$2,690,115	$2,540,096
Mortgage loans held for sale	24,675	28,426	24,151

Deposit Portfolio
Money market deposit accounts	$1,975,295	$1,945,207	$1,632,997
Time deposits	353,373	371,889	397,006
Interest checking accounts	122,394	130,821	123,967
Savings accounts	13,076	13,626	13,503
Total interest-bearing deposits	2,464,138	2,461,543	2,167,473
Noninterest-bearing accounts	381,826	380,072	361,656
Total deposits	$2,845,964	$2,841,615	$2,529,129
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.
(2) Includes basis adjustments related to the hedged portfolio accounted for under the portfolio layer method.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands)	2026	2026	2025
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$94,533	$145,676	$123,850
Debt securities	167,993	138,537	85,739
Correspondent bank stock	7,369	6,421	7,199
Gross loans	2,712,366	2,684,756	2,443,758
Mortgage loans held for sale	22,800	30,682	18,803
Loans held at fair value	2,249	2,955	5,690
Total interest-earning assets	3,007,310	3,009,027	2,685,039
Noninterest-earning assets	121,384	123,719	124,497
Total assets	$3,128,694	$3,132,747	$2,809,536

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,367,442	$2,387,214	$2,047,570
FHLB and Federal Reserve borrowings	41,409	50,338	75,362
Subordinated notes	44,823	44,785	44,639
Total interest-bearing liabilities	2,453,674	2,482,337	2,167,571
Noninterest-bearing liabilities:
Noninterest-bearing deposits	365,291	347,520	352,391
Other liabilities	32,898	36,459	32,794
Total noninterest-bearing liabilities	398,189	383,979	385,185
Total shareholders’ equity	276,831	266,430	256,780
Total liabilities and shareholders’ equity	$3,128,694	$3,132,747	$2,809,536

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	3.72%	3.73%	4.46%
Debt securities	4.41	4.29	3.83
Correspondent bank stock	7.73	8.59	8.64
Loans	5.72	5.70	5.70
Loan held at fair value	4.10	5.35	5.99
Mortgage loans held for sale	5.54	5.34	6.61
Total interest-earning assets	5.58	5.54	5.60
Interest-bearing deposits	3.22	3.23	3.57
Total deposits	2.79	2.82	3.04
FHLB and Federal Reserve borrowings	3.86	4.03	4.14
Subordinated notes	6.35	6.38	5.66
Total interest-bearing liabilities	3.28	3.30	3.63
Net interest margin	2.90	2.81	2.67
Net interest rate spread	2.30	2.24	1.97

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share amounts)	2026	2026	2025
Asset Quality
Non-accrual loans	$16,285	$16,324	$14,394
Non-performing assets	16,285	16,324	18,779
Net (recoveries) charge-offs	(4)	(20)	657
Non-accrual loans to total loans	0.60%	0.61%	0.57%
Non-performing assets to total assets	0.50	0.50	0.62
Allowance for credit losses to non-accrual loans	124.64	127.43	131.96
Allowance for credit losses to total loans	0.75	0.77	0.75
Net charge-offs to average loans	*	*	0.03

Assets Under Management	$7,275,876	$7,234,541	$7,497,361

Market Data
Book value per share at period end	$28.73	$28.10	$26.64
Tangible book value per common share(1)	$25.53	$24.87	$23.39
Weighted average outstanding shares, basic	9,760,529	9,733,704	9,707,924
Weighted average outstanding shares, diluted	9,949,307	9,900,420	9,809,321
Shares outstanding at period end	9,765,129	9,728,968	9,717,922

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.93%	9.90%	9.96%
CET1 to risk-weighted assets	9.93	9.90	9.96
Total capital to risk-weighted assets	12.47	12.52	12.67
Tier 1 capital to average assets	8.06	7.88	8.31

Bank Capital
Tier 1 capital to risk-weighted assets	11.37%	11.33%	11.36%
CET1 to risk-weighted assets	11.37	11.33	11.36
Total capital to risk-weighted assets	12.20	12.21	12.13
Tier 1 capital to average assets	9.22	9.01	9.49
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
*Represents percentages that are not meaningful.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share amounts)	2026	2026	2025
Tangible Common
Total shareholders' equity	$280,593	$273,365	$258,847
Less: goodwill and other intangibles, net	31,325	31,373	31,524
Tangible common equity	$249,268	$241,992	$227,323

Common shares outstanding, end of period	9,765,129	9,728,968	9,717,922
Tangible common book value per share	$25.53	$24.87	$23.39
Net income available to common shareholders	5,729	6,208	2,503
Return on tangible common equity (annualized)	9.19%	10.26%	4.40%

Efficiency
Non-interest expense	$21,217	$20,164	$19,099
Less: write-off of capitalized technology assets	380	—	—
Less: OREO expenses	5	—	53
Adjusted non-interest expense	$20,832	$20,164	$19,046

Total income before non-interest expense	$28,618	$28,267	$22,416
Less: unrealized (loss) gain recognized on equity securities	(2)	(4)	3
Less: net gain (loss) on loans accounted for under the fair value option	10	(39)	26
Plus: (release of) provision for of credit losses	(469)	(728)	1,773
Gross revenue	$28,141	$27,582	$24,160
Efficiency ratio	74.03%	73.11%	78.83%